SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2005

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 17, 2005 at 9:00 a.m. PDT at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the Annual Meeting is April 28, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen L. Zaniboni Chief Financial Officer and Secretary

San Diego, California

May 10, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 17, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sequenom, Inc. (sometimes referred to as the “Company” or “Sequenom”) is soliciting your proxy to vote at our 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about May 10, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 28, 2005 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 40,428,276 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 28, 2005 your shares were registered directly in your name with Sequenom’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on February 15, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Sequenom. Simply complete and mail the proxy card to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 28, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, and “For” the ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officer and other employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. The solicitation of proxies may also be supplemented through the use of a proxy solicitation firm. If used, a proxy solicitor will receive a customary fee which we estimate to be approximately $10,000.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

➢	For the election of directors, the two nominees receiving the most “For” votes, among votes properly cast in person or by proxy, will be elected. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 2, ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 40,428,276 shares outstanding and entitled to vote. As a result, 20,214,139 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2006 annual meeting of stockholders is January 10, 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in such Proxy Statement and proxy must also do so by January 10, 2006. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. The Company’s Bylaws are available at the United States Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov or from the Company upon written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a two-thirds majority of the directors then in office. A director elected by the Board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

The Board of Directors is presently comprised of six members. At the Annual Meeting, the term of office of the two current Class II Directors will expire. The Nominating Committee of the Board of Directors has nominated Ernst-Günter Afting, Ph.D., M.D., and John E. Lucas for election to the Board as the members of Class II. Dr. Afting is currently a Class II Director having been elected by the Board in January 1996 and by the stockholders in May 2002. Mr. Lucas is currently a Class II Director having been elected by the Board in September 1998 and by the stockholders in May 2002. If elected at the Annual Meeting, each nominee would serve until the 2008 annual meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Antonius Schuh, Ph.D., who was elected as a Class I director in May 2000, resigned from the Board effective February 11, 2005. There is currently a Class I vacancy on the Board as a result of Dr. Schuh’s resignation and the Board is searching for a permanent replacement.

We have adopted a policy encouraging our directors and nominees for directors to attend our annual meetings of stockholders. We have scheduled a board meeting to coincide with this year’s Annual Meeting of our stockholders and intend to continue this practice in the future to facilitate and encourage attendance by our directors. Three of our directors attended our 2004 Annual Meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. The persons nominated for election have agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the Annual Meeting, and each person whose term of office as a director will expire at the Annual Meeting.

Class II Directors: Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting

Ernst-Günter Afting, Ph.D., M.D.

Dr. Afting, 62, has served as a director of the Company since 1996. Since 1995, Dr. Afting has served as President of the National Research Center for Environment and Health, GSF, a governmental science research center in Munich. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He was also a member of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was Chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst. He was a member of the advisory committee on Science and Technology to Chancellor Kohl from 1996 to 1997 and since 1996 has been a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting currently serves as a director of Intercell AG and Titan Pharmaceuticals, Inc. He earned a Ph.D. in Chemistry and an M.D. from the University of Freiburg/Breisgau.

John E. Lucas

Mr. Lucas, 73, has served as a director of the Company since 1998. Mr. Lucas currently serves as President and Chief Executive Officer of UV Solutions, Inc., a privately held company that designs and develops ultraviolet light sources for a range of applications. From 1999 to 2001, Mr. Lucas served as Chairman and Chief Executive Officer of EpiCept Corporation, which develops topical pain control products. He also served as an industry advisor to TVM Techno Venture Management from 1996 to 2003. From 1994 to 1996, he was founder, President and Chief Executive Officer of American Scientific Resources, Inc. From 1991 to 1994, he was of President, Chief Executive Officer and Chairman at Oxigene, Inc. and from 1963 to 1991 he held similar positions at Luconex, Mast ImmunoSystems, Xoma, Millipore Ventures, Chemetrics and Oxford Laboratories. Mr. Lucas earned an MBA from Harvard University.

The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.

Class III Directors Continuing in Office Until the 2006 Annual Meeting

Charles R. Cantor, Ph.D.

Dr. Cantor, 62, joined the Company as Chief Scientific Officer and Chairman of the Scientific Advisory Board in August 1998. In May 2000, Dr. Cantor was elected to the Company’s Board of Directors. From 1992 until joining the Company, Dr. Cantor served as the chair of and as a professor in the Department of Biomedical Engineering and Co-Director of the Center for Advanced Biotechnology at Boston University. Prior to that time, Dr. Cantor held positions at Columbia University and the University of California, Berkeley. He was also Director of the Human Genome Center of the Department of Energy at Lawrence Berkeley Laboratory. Dr. Cantor published the first textbook on genomics, The Science and Technology of the Human Genome Project, and remains active in the Human Genome Project through his membership in a number of the project’s advisory committees and review boards. He is a scientific advisor to 16 biotech and life science companies and two venture capital firms. Dr. Cantor currently serves as a director of ExSAR, Inc. He is also a member of the National Academy of Sciences. Dr. Cantor earned his Ph.D. from the University of California, Berkeley.

Daniel L. Kisner, M.D.

Dr. Kisner, 58, has served as a director of the Company since May 2003. Dr. Kisner is a partner at Aberdare Ventures, and currently serves as Chairman of the Board of Directors of Avera Pharmaceuticals, Inc. and Chairman of the Board of Directors of Caliper Technologies Corp. Dr. Kisner served as Caliper’s President and Chief Executive Officer from 1999 to 2002 and has served as a Director since 1999. From 1994 to 1999, Dr. Kisner served as the President and Chief Operating Officer of Isis Pharmaceuticals, Inc. Prior to that time, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories and Vice President of Clinical Research and Development for SmithKline Beckman Pharmaceuticals. He also held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University. Dr. Kisner also serves on the boards of directors of three privately held companies.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 57, has served as a director of the Company since May 2003. Dr. Lindsay served as Vice President, Research and Development and Chief Science Officer of diaDexus Inc., a privately held biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various roles with Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, including Senior Vice President, Biotherapeutics and Vice President, Preclinical Research and Development of its subsidiary Millennium Biotherapeutics Inc. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist, holding the position of Vice President, Neurobiology. Dr. Lindsay holds a B.Sc. (Hons) in Chemistry from the University of Glasgow and a Ph.D. in Biochemistry from the University of Calgary. Dr. Lindsay is the author of more than 150 scientific publications and holder of multiple patents.

Class I Directors Continuing in Office Until the 2007 Annual Meeting

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 66, has served as a director of the Company since January 2003. Dr. Hixson currently serves as the Chairman and Chief Executive Officer of BrainCells, Inc., a privately held biopharmaceutical company focused on antidepressant drug development. He has served as Chairman of BrainCells since December 2003 and its Chief Executive Officer since July 2004. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a privately held biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as Amgen’s President and Chief Operating Officer and as a member of its Board of Directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development in the Diagnostics Division. Dr. Hixson currently serves as a director of Discovery Partners International, Inc. and Arena Pharmaceuticals, Inc. He has been involved with the start-up of several biopharmaceutical companies, including Neurocrine Biosciences and Signal Pharmaceuticals, now part of Celgene. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University and an MBA from the University of Chicago.

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Cantor, our Chief Scientific Officer.

Information Regarding the Board of Directors and its Committees

As required under applicable Nasdaq listing standards, in fiscal 2004 the Company’s independent directors met 3 times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Sequenom, Inc. at 3595 John Hopkins Court, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Ernst-Gunter Afting, Ph.D., M.D.	X				X	*
Harry F. Hixson, Jr., Ph.D.			X		X
Daniel L. Kisner, M.D.	X		X
Ronald M. Lindsay, Ph.D.			X	*
John E. Lucas	X	*			X
Kris Venkat, Ph.D. (1)			X1		X1
Total meetings in fiscal year 2004	8		7		2

(1)	Dr. Venkat’s term as a director expired at the 2004 Annual Meeting of Stockholders. Dr. Venkat served as a member of the Compensation Committee and Nominating and Corporate Governance Committee until January 2004.
*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. Three directors comprise the Audit Committee: Dr. Afting, Dr. Kisner and Mr. Lucas. The Audit Committee met eight times during 2004. The Audit Committee has adopted a written Audit Committee Charter that may be found in the Corporate Governance section, under Investor Relations, on our corporate website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Lucas qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lucas’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief executive officer for several companies.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, and other benefit plans and programs. Three directors comprise the Compensation Committee: Dr. Kisner, Dr. Lindsay and Dr. Hixson. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met seven times during the fiscal year. The Compensation Committee’s charter may be found in the Corporate Governance section, under Investor Relations, on our corporate website at www.sequenom.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, selecting candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section, under Investor Relations, on our corporate website at www.sequenom.com. Three directors comprise the Nominating and Corporate Governance Committee: Dr. Afting, Dr. Hixson and Mr. Lucas. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

Historically, the Company has not had a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. A formal process for stockholder communication with the Board has been published, since February 2005, in the Shareholder Information section, under Investor Relations, on our corporate website at www.sequenom.com. All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section, under Investor Relations, on our corporate website at www.sequenom.com.

Code Of Ethics

The Company has adopted the Sequenom, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section, under Investor Relations, on our corporate website at www.sequenom.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors is currently comprised of Drs. Afting and Kisner and Mr. Lucas. Each member of the Audit Committee is an independent director as determined by our Board of Directors based on Nasdaq listing rules. Each member of the Audit Committee also satisfies the SEC additional independence requirements for members of audit committees. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent accountants. In addition, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter approved by the Board of Directors. The Committee’s function is more fully described in its charter, which may be found in the Corporate Governance section under Investor Relations, on our corporate website at www.sequenom.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and reporting principles, and the financial reporting process and procedures designed to ensure compliance with accounting standards, applicable laws and regulations, including establishing and maintaining disclosure controls and procedures (as defined in 1934 Act Rule 13a-15(e)), establishing and maintaining internal control over financial reporting (as defined in 1934 Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The independent accountants are also responsible for performing an independent audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The independent accountants understand that they are accountable to the Audit Committee, not the Company’s management.

In this context, the Audit Committee has met and held discussions with management and the independent accountants, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and a review of management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements, including the audited financial statements, with management and the independent accountants, including whether there were any off-balance sheet financing transactions or any transactions with related parties. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has received from the Company’s independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with the independent accountants that firm’s independence from the Company and its management, and the results of their examinations, including evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this Proxy Statement and without regard to any general incorporation language therein.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

John E. Lucas, Chairman

Ernst-Günter Afting, Ph.D., M.D.

Daniel L. Kisner, M.D.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Compensation Committee of the Board of Directors is currently comprised of Drs. Hixson, Kisner and Lindsay, each of whom was a member of the Committee for all of 2004. Under its charter, each member must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”), and each of Drs. Hixson, Kisner and Lindsay meets these requirements. Under its charter, the Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers, for overseeing the overall compensation strategy for the Company and for administering the Company’s benefit plans. The Compensation Committee’s charter may be found in the Corporate Governance section, under Investor Relations, at www.sequenom.com. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer and the other executive officers of the Company based upon a mix of factors including the achievement of corporate goals, individual performance and comparisons with other biotechnology companies. Although the Chief Executive Officer provides his recommendations concerning the compensation of the other executive officers to the Committee, neither he nor any of the other executive officers was present during the voting or deliberations by the Committee on any officer’s compensation.

Compensation Philosophy

The primary goal of the compensation program is to align compensation with business objectives and performance. The Committee’s aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Stock options are used to emphasize the link between executive incentives and performances as measured by the creation of shareholder value. Other key elements of the Committee’s philosophy are:

•	The Company pays competitive salaries as compared to median salaries for other similar biotechnology companies.

•	The Company maintains annual bonus opportunities to encourage achievement of specific corporate goals and subjective assessments of individual performance.

•	The Company provides equity-based incentives for executives and other key employees to encourage them over the long term to respond to the Company’s business challenges and opportunities as owners and reinforce the alignment of their interests with stockholders’ interests.

Base Salary

The Committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge of the industry, and competitive pay practices.

Bonus

The Committee believes that executive performance may be enhanced by providing the opportunity to earn annual incentive awards. Prior to the start of the incentive period, the Committee establishes the individual and corporate performance objectives for each officer. The corporate objectives consist of specific operating, strategic and financial goals that are considered to be critical to the Company’s overall goal: building stockholder value. For the fiscal year ended December 31, 2004, the Committee determined that these corporate objectives

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this Proxy Statement and without regard to any general incorporation language therein.

included: attaining certain total revenue and pharmaceutical collaboration revenue targets, achieving cash burn and operating income goals, and attaining MassARRAY system sales targets, a pharmaceutical candidate development target, and a capital raising target.

The Committee awards bonuses based on the Company’s achievement of its goals and the Committee’s subjective evaluation of each executive officer’s performance. Based on the Company’s performance in 2004 with respect to the corporate objectives set by the Committee and the Committee’s subjective evaluation of performance, none of the executive officers received a bonus in 2004.

Long Term Incentives

The Company’s long-term incentive program currently consists of stock options or other equity-based incentives granted under the Company’s equity incentive plan. The plan utilizes vesting periods, generally four years, to encourage key employees to continue in the employ of the Company. The exercise price of options granted under the plans generally is 100% of fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company’s Common Stock appreciates over the term of the options. The size of option grants is determined based on the Committee’s assessment of the individual’s performance and competitive practices at other biotechnology companies.

In November and December 2004, the Company granted restricted stock awards under the Company’s equity incentive plan to many of its employees and to two executive officers, including the Chief Financial Officer who has been serving as the Company’s acting Chief Executive Officer since February 2005. The recipients of the awards were not required to pay any amount to acquire the restricted stock subject to such awards. One hundred percent of the shares subject to the restricted stock awards are subject to the Company’s right of reacquisition if the recipient’s employment with the Company terminates prior to the first anniversary of the effective date of such awards. The reacquisition right lapses upon that first anniversary. The awards were intended to provide an additional long term incentive to assist in the retention of key employees and executive officers and reinforce the alignment of their interests with stockholders’ interests.

Chief Executive Officer Compensation

The Committee uses the procedures described above in setting the annual salary, bonus and stock option or other equity awards for the Company’s Chief Executive Officer. Compared to other comparable biotechnology companies surveyed by the Company, the Chief Executive Officer’s base salary, stock options, and discretionary cash bonus are in the mid-range. In 2004, and until his resignation from the position of Chief Executive Officer effective February 11, 2005, Dr. Schuh’s salary was $400,000.

In 2004, the Committee set a target bonus for Dr. Schuh of up to 50% of his base salary. Based on the Company’s achievement of the corporate goals for 2004 set by the Committee and the Committee’s subjective evaluation of his performance, Dr. Schuh did not receive a bonus in 2004.

Dr. Schuh was not granted options to purchase shares of the Company’s Common Stock or other equity-based awards in 2004. In awarding stock options or other equity-based awards, the Committee considered the Chief Executive Officer’s performance, overall contribution to the Company, retention, the number of unvested options held and the total number of options to be granted.

Certain Tax Considerations

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not established a formal policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance based compensation.”

Compensation Committee

Ronald M. Lindsay, Ph.D., Chairman

Daniel L. Kisner, M.D.

Harry F. Hixson, Jr., Ph.D.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2003, by Ernst & Young LLP, the Company’s principal auditors.

	2004 Actual Fees	2003 Actual Fees
Audit Fees(1)
Audit of consolidated financial statements, including subsidiary statutory audits	$293,474	$220,181
Timely quarterly reviews	52,730	33,000
SEC filings, including comfort letters, consents and comment letters	22,000	4,500
Accounting consultations on matters addressed during the audit or interim reviews	—	—
Services associated with attestation of management’s assertion over internal controls required by Section 404 of Sarbanes Oxley Act	327,633	—

Total Audit Fees	695,837	257,681
Audit Related Fees(2)
Employee benefit plans	—	—
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes Oxley Act.	30,579	—
Accounting consultation in connection with acquisitions	—	—

Total Audit Related Fees	30,579	—
Tax Fees(2)
Tax compliance services	97,500	60,420
Tax planning	69,110	116,679

Total Tax Fees	166,610	177,099

Total Fees	$893,026	$434,780

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services rendered. Fiscal year 2004 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Fiscal year 2004 tax compliance fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

All fees described above were pre-approved by the Audit Committee.

During the fiscal year ended December 31, 2004, none of the total hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s employees.

Pre-Approval Policies and Procedures.

The Audit Committee preapproves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such preapproval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 18, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Directors, Nominees and Executive Officers†
Antonius Schuh, Ph.D. (2)	1,085,542	2.6%
Charles R. Cantor, Ph.D. (2)(3)	717,842	1.8%
Stephen L. Zaniboni (2)(4)	680,630	1.7%
Andreas Braun, Ph.D., M.D. (2)	510,532	1.3%
John E. Lucas (2)	126,935	*
Ernst-Günter Afting, Ph.D., M.D. (2)	120,800	*
Michael Terry (2)	95,344	*
Harry F. Hixson, Jr., Ph.D. (2)	25,000	*
Daniel L. Kisner, M.D. (2)	25,000	*
Ronald M. Lindsay, Ph.D. (2)	25,000	*
John Nestor, Ph.D. (2)	—	—
All directors and executive officers as a group (14 persons) (2)	3,412,625	8.4%

*	Less than one percent.
†	These beneficial owners can be reached at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. To the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Applicable percentages are based on 40,428,276 shares outstanding on April 18, 2005, adjusted as required by SEC rules.
(2)	Includes shares which the following have the right to acquire within 60 days after April 18, 2005 pursuant to outstanding options: Dr. Schuh, 759,542 shares; Dr. Cantor, 310,626 shares; Mr. Zaniboni, 317,042 shares; Dr. Braun, 309,751 shares; Mr. Lucas, 61,250 shares; Dr. Afting, 60,000 shares; Dr. Hixson, 25,000 shares; Dr. Kisner, 25,000 shares; Dr. Lindsay, 25,000 shares; Mr. Terry, 45,344 shares; and all executive officers and directors as a group, 1,938,555 shares. All of the options reflected on this table had exercise prices higher than the closing price per share of our common stock on the Nasdaq National Market of $1.006 on April 18, 2005.
(3)	Includes 402,349 shares held of record by trusts related to Dr. Cantor and beneficially owned by Dr. Cantor.
(4)	Includes 214,768 shares of Common Stock held of record by trusts related to Mr. Zaniboni and beneficially owned by Mr. Zaniboni.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Director Compensation

Non-employee directors receive annual cash compensation of $25,000 from the Company for their services as members of the Board. The Chairman of the Board receives an additional $10,000 annual retainer for his service as Chairman of the Board. The Chairman of the Audit Committee receives an additional $5,000 annual retainer for his service as Chairman of the Audit Committee. Beginning March 17, 2005, non-employee directors are paid $1,500 for each special meeting of the Board attended in person, $1,000 for each special committee meeting attended in person and $1,000 for each special meting of the Board or a committee attended by telephone.

During 2004, the Board of Directors formed and appointed a special Committee comprised of directors Ronald M. Lindsay, Ph.D. and Antonius Schuh, Ph.D. for purposes of overseeing the Company’s molecular medicine strategy and programs. Dr. Lindsay, as the only non-employee member of this Committee, was paid $1,750 per day for attending Committee meetings or for performing other activities as a member of this Committee. In the fiscal year ended December 31, 2004, the compensation paid to Dr. Lindsay for his service as a member of this Committee was $8,750.

In the fiscal year ended December 31, 2004, the total compensation paid to non-employee directors was $164,750. All directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board and Board Committee meetings in accordance with Company policy.

Each non-employee director of the Company receives stock option grants under the Company’s 1999 Stock Incentive Plan (the “1999 Plan”). Options granted under the 1999 Plan to non-employee directors are intended by the Company not to qualify as incentive stock options under the Code. Option grants to non-employee directors under the 1999 Plan are non-discretionary.

Each director who is elected for the first time to be a non-employee director of the Company is automatically granted under the 1999 Plan an option to purchase 15,000 shares upon the date of initial election to the Board of Directors, whether by the Board or stockholders of the Company, provided the individual has not previously been employed as an employee by the Company or any parent or subsidiary corporation. These options may not be exercised until the date upon which such optionee has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to one-third of the option shares. The remaining option shares become exercisable in two equal annual installments upon the completion of each additional year of service as a non-employee board member.

On the date of the annual meeting of stockholders each year, each member of the Company’s Board of Directors who is not an employee of the Company and has served as a non-employee director for at least six months is automatically granted under the 1999 Plan an option to purchase 15,000 shares of Common Stock. These options become fully exercisable upon the optionee’s completion of one year of continuous service as a non-employee director, measured from the grant date.

The exercise price of options granted to non-employee directors under the 1999 Plan is 100% of the fair market value of the Common Stock on the date of the option grant. The term of the options granted to non-employee directors under the 1999 Plan is ten years. The 1999 Plan will terminate on November 6, 2009, unless earlier terminated by the Board. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company in which the Company is not the acquirer and the successor corporation does not assume the option, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

During 2004, the Company granted options covering 15,000 shares of common stock to each non-employee director of the Company who served as a non-employee director for at least six months as of the annual meeting of stockholders, at an exercise price per share of $1.74, the fair market value of the Common Stock on the date of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant).

Executive Compensation

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, and the five other most highly compensated executive officers during the fiscal year ended December 31, 2004 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Long Term Compensation Awards/ Restricted Stock Awards($)		Long Term Compensation Awards/ Securities Underlying Options (#)		All Other Compensation ($)
Antonius Schuh	2004	400,000		—	—	—		—		—
Former President and Chief	2003	400,000		—	—	—		430,000		—
Executive Officer (1)	2002	355,000		346,125	—	—		536,000	(2)	—

Stephen L. Zaniboni	2004	288,750	(3)	—	—	101,000	(4)	—		—
Chief Financial Officer	2003	280,000		—	—	—		190,000		—
Acting Chief Executive Officer (as of February 11, 2005)	2002	270,000		263,250	—	—		216,000	(5)	—

Charles R. Cantor	2004	320,000		—	—	—		—		—
Chief Scientific Officer	2003	320,000		—	—	—		190,000		—
	2002	300,500		293,475	—	—		215,000	(6)	—

Andreas Braun	2004	280,000		—	—	—		—		—
Chief Medical Officer	2003	280,000		—	—	—		190,000		—
	2002	255,000		198,900	—	—		206,000	(7)	—

John Nestor (8)	2004	225,000		—	—	—		—		38,518	(9)
Executive Vice President,	2003	121,875		—	—	—		100,000		—
Drug Discovery	2002	—		—	—	—		—		—

Michael Terry (10)	2004	200,000		—	—	42,500	(11)	15,000		—
Executive Vice President,	2003	139,487		—	—	—		75,000		—
Sales and Marketing	2002	—		—	—	—		—		—

(1)	Dr. Schuh resigned from his position as President and Chief Executive Officer and a member of the Board of Directors, in February 2005.

(2)	Includes 336,000 replacement options that were issued by the Company in May 2002 in exchange for the same number of shares that were surrendered to the Company in November 2001 pursuant to a voluntary stock option exchange program initiated by the Company.
(3)	Mr. Zaniboni’s annual salary was increased to $350,000 effective as of November 1, 2004. Includes 100,000 shares of restricted stock that were issued by the Company to Mr. Zaniboni on December 6, 2004.
(4)	As of December 31, 2004, Mr. Zaniboni held 100,000 shares of restricted stock, valued at $144,000 based on the closing price of our common stock on the Nasdaq National Market as of such date. Mr. Zaniboni was awarded these shares on December 6, 2004 and 100% vesting will occur on December 6, 2005, one year from the date of grant.
(5)	Includes 136,000 replacement options that were issued by the Company in May 2002 in exchange for the same number of shares that were surrendered to the Company in November 2001 pursuant to a voluntary stock option exchange program initiated by the Company.
(6)	Includes 115,000 replacement options that were issued by the Company in May 2002 in exchange for the same number of shares that were surrendered to the Company in November 2001 pursuant to a voluntary stock option exchange program initiated by the Company.
(7)	Includes 136,000 replacement options that were issued by the Company in May 2002 in exchange for the same number of shares that were surrendered to the Company in November 2001 pursuant to a voluntary stock option exchange program initiated by the Company.
(8)	Mr. Nestor joined the company as Executive Vice President, Drug Discovery in June 2003 and his employment terminated in July 2004. Mr. Nestor’s salary of $225,000 includes $84,375 of salary continuation paid to Mr. Nestor following his departure from the company in July 2004 through December 31, 2004.
(9)	This amount includes $10,393 in accrued vacation paid to Mr. Nestor at the time of his severance, in July 2004, and $28,125, reflecting the portion of Mr. Nestor’s six-month salary continuation payable in 2005.
(10)	Mr. Terry joined the Company as Executive Vice Present, Sales and Marketing in April 2003.
(11)	As of December 31, 2004, Mr. Terry held 50,000 shares of restricted stock, valued at $72,000 based on the closing price of our common stock on the Nasdaq National Market as of such date. Mr. Terry was awarded these shares on November 29, 2004 and 100% vesting will occur on November 29, 2005, one year from the date of grant.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1999 Plan. As of April 18, 2005, options to purchase a total of 5,176,720 shares were outstanding under the 1999 Plan and options to purchase 3,431,556 shares remained available for grant under the plan.

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of Securities Underlying Options Granted (#) (2)	Percent of Total Options Granted to Employees in Fiscal Year (%)(3)	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5% ($)	10% ($)
Antonius Schuh	—	—	—	—	—	—
Stephen L. Zaniboni	—	—	—	—	—	—
Charles R. Cantor	—	—	—	—	—	—
Andreas Braun	—	—	—	—	—	—
John Nestor	—	—	—	—	—	—
Michael Terry	15,000	1.8%	2.640	04/16/2014	$24,904	$63,112

(1)	The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of 5% and 10% is used pursuant to SEC rules. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term.
(2)	The shares subject to this option vest in 48 equal monthly installments over the four year period following the date of grant.
(3)	Based on 844,500 options granted to employees and directors of and consultants to the Company during 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/2004 (#)		Value of Unexercised in-the-Money Options at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Antonius Schuh	—	—	675,167	290,833	—	—
Stephen L. Zaniboni	—	—	282,667	123,333	—	—
Charles R. Cantor	—	—	274,167	130,833	—	—
Andreas Braun	—	—	276,417	119,583	—	—
John Nestor	—	—	—	—	—	—
Michael Terry	—	—	33,750	56,250	—	—

(1)	Based on the fair market value of the Common Stock at December 31, 2004, of $1.44 per share, less the exercise price payable for such options.

Restricted Stock Awards under 1999 Plan

In November and December 2004, the Company granted restricted stock awards under the Company’s 1999 Plan to many of its employees and to two executive officers, including the Chief Financial Officer who has been serving as the Company’s acting Chief Executive Officer since February 2005. The restricted stock awards were granted as bonuses for past services and the recipients of the awards were not required to pay any amount to acquire the restricted stock subject to such awards. One hundred percent of the shares subject to the restricted stock awards are subject to the Company’s right of reacquisition if the recipient’s employment with the Company terminates prior to the first anniversary of the effective date of such awards. The reacquisition right lapses upon that first anniversary. The awards were intended to provide an additional long term incentive to assist in the retention of key employees and executive officers and reinforce the alignment of their interests with stockholders’ interests.

The restricted stock awards are governed by the terms of the 1999 Plan, which is administered by the Compensation Committee. The Compensation Committee determined which eligible individuals were to receive restricted stock awards, the time or times when the grants were to be made, the number of shares subject to each grant, the vesting schedule under which the reacquisition right lapses with respect to the awards and other material terms of the awards. The shares that are subject to restricted stock awards are held in escrow by the Company and the holders of the restricted stock awards are not permitted to transfer the awards except under limited circumstances approved by the Company. A holder of a restricted stock award has full rights as a stockholder of the Company with respect to the shares subject to the award, including the right to vote such shares and receive all regular cash dividends paid on such shares, whether or not such shares are vested. In the event of a corporate transaction (as defined in the 1999 Plan) any reacquisition right with respect to any unvested shares will immediately lapse and the shares will vest in full, except to the extent the Company’s reacquisition rights with respect to those shares are assigned to the successor corporation or such accelerated vesting is subject to other limitations imposed by the plan administrator as set forth in the restricted stock issuance agreements.

PENSION AND LONG-TERM INCENTIVE PLANS

We have no pension plans or long-term incentive plans.

EMPLOYMENT AND SEVERANCE AGREEMENTS

On February 11, 2005, the Company entered into a separation agreement with Antonius Schuh, Ph.D., the Company’s former President and Chief Executive Officer. Dr. Schuh resigned from his position as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective February 11, 2005 (the “Resignation Date”). Under the separation agreement, Dr. Schuh will remain as a consultant to the Company during the period he receives severance from the Company. Dr. Schuh is entitled to receive severance from the Company under the separation agreement during the period (the “Severance Pay Period”) commencing on the Resignation Date and ending on the earlier of (i) his commencement of employment with any of a number of employers identified in his separation agreement, or (ii) February 11, 2006. During the Severance Pay Period, Dr. Schuh will receive severance pay in the form of continuation of his base salary in effect as of the Resignation Date and he will continue to be reimbursed for the same portion of his qualifying health insurance premiums for which he was reimbursed by the Company during his employment and to be provided with the use of the automobile that he had the use of as of the Resignation Date. In exchange for his severance benefits under the separation agreement, Dr. Schuh released all claims against the Company. The separation agreement was in full satisfaction of and terminated the First Amended and Restated Employment Agreement dated June 1, 2000 between the Company and Dr. Schuh. Dr. Schuh’s First Amended and Restated Employment Agreement with the Company provided for an annual salary of $300,000, subject to periodic increases by the Board of Directors or the Compensation Committee at its discretion. Dr. Schuh was also entitled to receive an annual non-discretionary bonus of $10,000 and an annual performance-based bonus subject to the Board’s or Committee’s discretion. The agreement further provided that if Dr. Schuh’s employment was terminated without cause, Dr. Schuh would be entitled to receive all employee benefits and his annual salary in periodic payments until he secures full-time employment with a competing company or until one year has elapsed after termination, whichever is earlier.

On April 28, 2005, Mr. Zaniboni entered into a second amended and restated employment agreement with the Company relating to his continued service to the Company as Chief Financial Officer and as the acting Chief Executive Officer until the Board of Directors appoints the next Chief Executive Officer. Mr. Zaniboni’s employment agreement with the Company provides for an annual salary of $350,000 and an annual performance bonus to be determined by the Compensation Committee and approved by the Board of Directors. If Mr. Zaniboni’s employment is terminated (i) without cause (as defined in his employment agreement) by the Company at any time or (ii) for good reason (as defined in his employment agreement) by Mr. Zaniboni during the 12-month period following the date that the Board appoints the next Chief Executive Officer, Mr. Zaniboni will be entitled to receive all employee benefits and his annual salary in periodic payments for a period of 12 months following the date of his termination. If Mr. Zaniboni were to begin employment with another company before the end of the severance period (including any supplemental period under the Company’s Change in Control Severance Benefit Plan) the salary continuation during the last six months of the severance period would be reduced by the amount of compensation paid to Mr. Zaniboni by his new employer, and Mr. Zaniboni would no longer be entitled to reimbursement for his health insurance premiums if the new employer were to provide comparable coverage. Mr. Zaniboni also is a participant in the Company’s Change in Control Severance Benefit Plan, which is described below.

Dr. Cantor’s employment agreement with the Company provides for an annual salary of $180,000, subject to periodic increases by the Board of Directors or the Compensation Committee at its discretion. As a result of these periodic increases, Dr. Cantor is currently paid an annual salary of $320,000. The Company has agreed to reimburse Dr. Cantor for the costs associated with up to 12 visits per year to Boston University. Dr. Cantor is required to make such trips in connection with his leave of absence from the university. If Dr. Cantor’s employment is terminated without cause, Dr. Cantor will be entitled to receive all employee benefits and his annual salary in periodic payments, until he secures full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Dr. Braun’s employment agreement with the Company provides for an annual salary of $220,000, subject to periodic increases by the Board of Directors or the Compensation Committee at its discretion. As a result of these periodic increases, Dr. Braun is currently paid an annual salary of $280,000. Dr. Braun is also entitled to receive an annual performance-based bonus subject to the Board’s or Compensation Committee’s discretion. If Dr. Braun’s employment is terminated without cause, Dr. Braun will be entitled to receive all employee benefits and his annual salary in periodic payments, until he secures full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Change in Control Severance Benefit Plan

On April 28, 2005, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Severance Benefit Plan”) to provide severance benefits to designated officers, including Mr. Zaniboni, Dr. Cantor, Dr. Braun and Mr. Terry, following termination of employment in connection with a change in control of the Company (as defined in the Severance Benefit Plan). The Severance Benefit Plan provides that if a participant is terminated for any reason other than for cause (as defined in the Severance Benefit Plan) or resigns for good reason (as defined in the Severance Benefit Plan), within three months prior to or 12 months following a change in control, the participant would continue to receive for a specified supplemental period after the change in control his or her base salary, pro-rated bonus amount (calculated from the average of the two most recent annual bonuses paid to the participant), health insurance and other benefits. Each participant also would receive immediate full vesting of all equity awards. These benefits would be in addition to any other severance benefits that the participant has under his or her employment agreement with the Company. For Mr. Zaniboni, Dr. Cantor, Dr. Braun and Mr. Terry, the continuation of salary payments and other benefits would be for an additional six months following the expiration of severance benefits under the officer’s employment agreement. If a participant begins employment with a new employer before the end of the specified supplemental period under the Severance Benefit Plan, the salary continuation would be reduced by the amount of compensation paid to the participant by the new employer and the participant would no longer be entitled to health insurance benefits if the new employer were to provide comparable coverage.

Bonus Program

In March 2005, the Compensation Committee of the Board approved a bonus program pursuant to which the Company’s executive officers, senior employees and other employees would be eligible to be paid incentive compensation for 2005. Employees below the director level would be eligible to participate in an available bonus pool equal to 5% of the aggregate salaries for all such employees to be allocated among such employees at the discretion of the officers of the Company.

For executive officers, vice presidents and director-level employees, the bonus program provides for an incentive cash compensation target equal to a percentage of each such participant’s base salary as follows:

Title	Target Percentage of Base Salary
Chief Executive Officer and Executive Vice President, Sales and Marketing	50%
Chief Financial Officer, Chief Scientific Officer and Chief Medical Officer	35%
Vice Presidents	25%
Director-level employees	15%

Under the bonus program, after the completion of the 2004 fiscal year, each such participant will be eligible for a bonus equal to an amount from 0 to 150% of the applicable target amount based on the level of achievement of specific criteria. These criteria include the achievement of total revenue and maximum cash burn targets and MassARRAY system sales and product launch milestones, completion of specified compliance objectives, and other criteria the disclosure of which would reveal confidential business information and plans of the Company.

Under the bonus program for 2004, no bonuses were paid.

Option Repricing Information

The following table shows certain information concerning the repricing of options received by the Named Executive Officers during the last ten years.

TEN YEAR OPTION EXCHANGE

Name	Date	Number of Securities Underlying Options Repriced (#)	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing
Antonius Schuh Former President and Chief Executive Officer	5/31/02 5/31/02 5/31/02	36,000 150,000 150,000	4.89 4.89 4.89	95.38 28.31 15.60	4.89 4.89 4.89	8.15 years 8.65 years 9.49 years

Stephen L. Zaniboni Acting Chief Executive Officer and Chief Financial Officer	5/31/02 5/31/02 5/31/02	36,000 50,000 50,000	4.89 4.89 4.89	95.38 28.31 15.60	4.89 4.89 4.89	8.15 years 8.65 years 9.49 years

Charles R. Cantor Chief Scientific Officer	5/31/02 5/31/02 5/31/02	45,000 20,000 50,000	4.89 4.89 4.89	95.38 28.31 15.60	4.89 4.89 4.89	8.15 years 8.65 years 9.49 years

Andreas Braun Chief Medical Officer	5/31/02 5/31/02 5/31/02	36,000 50,000 50,000	4.89 4.89 4.89	95.38 28.31 15.60	4.89 4.89 4.89	8.15 years 8.65 years 9.49 years

John Nestor Executive Vice President, Drug Discovery	— — —	— — —	— — —	— — —	— — —	— — —

Michael Terry Executive Vice President, Sales and Marketing	— — —	— — —	— — —	— — —	— — —	— — —

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the Compensation Committee consists of Drs. Hixson, Kisner and Lindsay. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph compares the cumulative total stockholder return on the Common Stock between February 1, 2000 (the date the Company’s Common Stock commenced public trading) and December 31, 2004 with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index (“Nasdaq Index”) and (ii) the Nasdaq Biotechnology Index (the “Nasdaq Biotech Index”), over the same period. This graph assumes the investment of $100.00 on February 1, 2000 in Common Stock, the Nasdaq Index and the Nasdaq Biotech Index, and assumes the reinvestment of any dividends. The Nasdaq Biotech Index is calculated using an equal-dollar weighing methodology.

(1)	This Section is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof without regard to any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

The Company has entered into employment agreements with certain of its officers. See “Employment and Severance Agreements.”

The Company holds a non-exclusive, fully paid and royalty-free license to use Dr. Braun’s invention concerning the expansion of peptide nucleic acid specificity to molecules other than DNA and RNA for its research and development activities.

During the year ended December 31, 2004, the Company sold MassARRAY products totaling approximately $634,818 to GSF. Dr. Afting is a member of our Board and the Managing Director of GSF in Germany. The sale of our products was made on substantially the same terms as similar transactions with unrelated parties.

Dr. Charles Cantor is the Company’s Chief Scientific Officer, a member of the Company’s Board and was previously the chair and professor of the department of biomedical engineering and biophysics, and Director of the Center for Advanced Biotechnology at Boston University. The Company has research agreements with Boston University in which Dr. Cantor participates under which the Company paid $300,000, $300,000, and $200,000, and the Company recorded product revenue for MassARRAY hardware and consumables, totaling $200,000, $300,000 and $200,000 in the years ended December 31, 2004, 2003 and 2002, respectively. The Company has also loaned Boston University a MassARRAY system for use in their research programs.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact the Company at (858) 202-9000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen L. Zaniboni
Acting Chief Executive Officer, Chief Financial Officer and Secretary

May 10, 2005

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2005

The undersigned hereby appoints Stephen L. Zaniboni and Harry F. Hixson, Jr., Ph.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on Friday, June 17, 2005 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

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Management recommends a vote for the nominees for director listed below.

Proposal 1:

To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

FOR all nominees listed below WITHHOLD AUTHORITY

(except as marked to the contrary to vote for all nominees

below). listed below.

Nominees: Ernst-Günter Afting, Ph.D., M.D. and John E. Lucas

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

(Continued on other side)

(Continued from other side)

Management recommends a vote for Proposal 2.

Proposal 2: To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.

` FOR ` AGAINST` ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in the partnership’s name by an authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.